                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 4)/1/

                        CollaGenex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    19419B100
--------------------------------------------------------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------

-----------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 Pages

===============================================================================
  CUSIP NO. 19419B100               13G                   Page 2 of  12 Pages
            ---------                                          --    --
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.  Marquette Venture Partners II, L.P.

 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820302
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             916,669
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          916,669
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      916,669
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
===============================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================
  CUSIP NO. 19419B100              13G                       Page 3 of 12 Pages
            ---------                                             --   --
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:  MVP II Affiliates Fund, L.P.

 1    S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3871877
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             740
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          740
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      740
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.00672%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
===============================================================================



                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                   \
===============================================================================
  CUSIP NO. 19419B100                  13G               Page 4 of  12 Pages
            ---------                                         --    --
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON. Marquette General II, L.P.

 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820303
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             917,409
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING              None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          917,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      917,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
===============================================================================



                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================
  CUSIP NO. 19419B100             13G                     Page 5  of 12  Pages
            ---------                                          --    --
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.  Redfish Partners, L.P. (formerly known as
                                 JED Limited Partnership)

 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760173
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             917,409
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          917,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      917,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
===============================================================================



                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================
 CUSIP NO. 19419B100             13G                     Page 6 of  12 Pages
           ---------                                         --     --
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON. Bluefish Partners, L.P. (formerly known as
                                LDR Limited Partnership)

 1    S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760176
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             917,409
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          917,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      917,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
===============================================================================


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================
  CUSIP NO. 19419B100              13G             Page  7  of  12   Pages
            ---------                                   ---     ---
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON.  James E. Daverman
1
      S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            80,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY              917,409
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             80,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          917,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    997,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11    9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON

12    IN
===============================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

===============================================================================
 CUSIP No. 19419B100                13G              Page 8 of 12  Pages
           ---------                                      --   --
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON. Lloyd D. Ruth

 1    S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            18,500
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             917,409
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             18,500
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          917,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 9    935,909
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11    8.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

12    IN
===============================================================================


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:
                  ---------------

                  CollaGenex Pharmaceuticals, Inc. ("CollaGenex")

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  41 University Drive
                  Suite 200
                  Newtown, PA 18940

Item 2(a)         Name of Person Filing:
                  ----------------------

                  This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-(1)(f) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Marquette Venture Partners II, L.P. ("MVP II"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 916,669 shares of common stock, par value $0.01 per share (the "Common Stock"), of CollaGenex;
                  (ii) MVP II Affiliates Fund, L.P. ("MVP II Affiliates"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 740 shares of Common Stock; (iii) Marquette General II, L.P. ("MG II"), a Delaware limited partnership, as the sole general partner of MVP II and MVP II Affiliates; (iv) Redfish Partners, L.P. ("Redfish"), a Delaware limited partnership, as a general partner of MG II;
                  (v) Bluefish Partners, L.P. ("Bluefish"), a Delaware limited partnership, as a general partner of MG II; (vi) James E. Daverman ("Mr. Daverman"), as an individual stockholder and optionholder and as an affiliate of Redfish; and (vii) Lloyd
                  D. Ruth ("Mr. Ruth"), as an individual stockholder and as an affiliate of Bluefish. MVP II, MVP II Affiliates, MG II, Redfish, Bluefish, Mr. Daverman and Mr. Ruth are hereinafter collectively referred to as the "Reporting Persons."

                  The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 1997, a copy of which was previously filed with this Schedule 13G pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

Item 2(b)         Address of Principal Business Office or, if none,
                  Residence:
                  -------------------------------------------------

                  The address of the principal business office of each of the Reporting Persons is:

                  Corporate 500 Centre
                  520 Lake Cook Road, Suite 450
                  Deerfield, Illinois 60015

                                Page 9 of 12 Pages

Item 2(c)         Citizenship
                  -----------

                  MVP II, MVP II Affiliates, MG II, Redfish and Bluefish are limited partnerships organized under the laws of Delaware. Mr. Daverman and Mr. Ruth are United States citizens.

Item 2(d)         Title of Class of Securities:
                  -----------------------------

                  Common Stock, $0.01 par value per share.

Item 2(e)         CUSIP No.:
                  ----------

                  19419B100

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the persons filing is a:
                  -------------------------------------------------------

                  The persons filing are not described in any category listed under this item.

Item 4            Ownership
                  ---------

                  MG II is the sole general partner of both MVP II and MVP II Affiliates; Redfish and Bluefish are the general partners of MG II; Mr. Daverman is an affiliate of Redfish; and Mr. Ruth is an affiliate of Bluefish. As a result of such relationships, MG II, Redfish and Bluefish and both Messrs. Daverman and Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP II and MVP II Affiliates. The cover pages are incorporated herein by reference.

                  Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

Item 5            Ownership of Five Percent or Less of a Class:
                  --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More Than Five Percent on Behalf of
                  Another Person:
                  ------------------------------------------------

                  No other person has the right to receive or the power to direct the receipt of dividends from, or other proceeds from the sale of, the shares.

                               Page 10 of 12 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
                  Parent Holding Company:
                  -----------------------------------------------------------

                  Not applicable.

Item 8            Identification and Classification of Members of the
                  Group:
                  -----------------------------------------------------------

                  Not applicable.


Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not applicable.

Item 10           Certification:
                  --------------

                  Not applicable.






                               Page 11 of 12 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002

                                    MARQUETTE VENTURE PARTNERS II, L.P.

                                    MVP II AFFILIATES FUND, L.P.

                                        MARQUETTE GENERAL II, L.P.

                                        BLUEFISH PARTNERS, L.P.

                                    By:   /s/  Lloyd D. Ruth
                                        ----------------------------------
                                               Lloyd D. Ruth
                                               as authorized signatory


                                    REDFISH PARTNERS, L.P.


                                    By:   /s/  James E. Daverman
                                        ----------------------------------
                                             James E. Daverman
                                             as authorized signatory



                                      /s/    James E. Daverman
                                    -------------------------------------
                                             JAMES E. DAVERMAN


                                      /s/      Lloyd D. Ruth
                                    --------------------------------------
                                               LLOYD D. RUTH






                               Page 12 of 12 Pages